Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-183290 and 333-176438) of American Midstream Partners, LP of our report dated March 30, 2011, relating to the combined financial statements of American Midstream Partners, LP (Predecessor), which appears in this Current Report on Form 8-K dated November 15, 2012.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 15, 2012